Exhibit 10.3

OPEN ENERGY CORPORATION

514 Via de la Valle, Suite 200, Solana Beach, CA 92075

Ph:  858-794-8800

September 18, 2008

Mr.               ,

In order to provide you with some financial security as you to continue your work for Open Energy Corporation (the “Company”) and in contemplation of the transactions contemplated by that certain Securities Purchase Agreement between the Company and The Quercus Trust, this letter agreement confirms certain modified terms of employment being offered to you in exchange for remaining with the Company during this transitional time:

1. Stock Options

The Company is granting you stock options in accordance with Exhibit ”A”. The option grant will be memorialized, and the options will be issued subject to the terms of, Stock Option Agreements pursuant to the Company’s 2006 Equity Incentive Plan. These grants, and the terms of such grants, supersede and replace all other options previously promised to or granted to you. You agree to promptly return to the Company for cancellation any previously issued stock option agreements.

2. Severance Package

From and after the date hereof, in the event that you are terminated without Cause (as defined below) or terminate your employment voluntarily for Good Reason (as defined below) you will be entitled to severance equal to three months’ of your base salary at the time of termination. The severance is payable in cash within ten (10) calendar days immediately following your termination of employment. Payments made pursuant to this Agreement will be treated as regular compensation and subject to withholding of applicable income and employment taxes. This severance package supersedes and replaces all other severance packages previously granted to you, if any.

3. Definitions of “Cause” and “Good Reason”

For purposes of this letter agreement, “Cause” shall mean: (a) an act by you of embezzlement, fraud, material misrepresentation or dishonesty; (b) your conviction of, or plea of nolo contendere to, any criminal act constituting a felony, or a misdemeanor under state or Federal law involving fraud, embezzlement or theft; or (c) any willful or grossly negligent act or omission by you which has a material adverse effect on the Company.

For purposes of this letter agreement, “Good Reason” shall mean: (a) the Company’s breach of any monetary provisions of your employment agreement which is not cured within 20 days after written notice to the Company demanding payment; or (b) downgrading your title or a material reduction in your responsibilities, or (c) relocation of your place or work to a location that is more than twenty miles from the your current location of employment.

4. Entire Agreement.

This letter agreement, together with such stock option agreements or grant documentation pursuant to the Company’s 2006 Equity Incentive Plan, constitute the entire agreement between you and the Company with respect to stock options and severance packages and supersedes all prior writings, negotiations or understandings with respect to these matters. No modification or addition to this letter agreement will have any effect unless set forth in writing and agreed to by both you and the Company.

5. Impact on Prior Agreements.

Except as specifically set forth herein, the provisions of any employment agreement between you and the Company, including any confidentiality agreement or invention contribution agreement shall remain in full force and effect.

6. Counterparts

This letter agreement may be signed in one or more counterparts, including by facsimile, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

7. Governing Law

This letter agreement shall be governed by and construed in accordance with the internal laws of the State of California (without reference to the conflicts of law provisions thereof).

Sincerely,

Open Energy Corporation,
a Nevada corporation

By:
Name:
Its:

[Name of officer]